Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of: (1) our report dated April 28, 2000, except as to
Note 19 which is as of May 3, 2000, relating to the financial statements, which appears in the fiscal year 2000 Annual Report to Shareholders of The Earthgrains Company, which is incorporated by reference in The Earthgrains Company's Annual Report on Form 10-K for the year ended March 28, 2000; and
(2) our report dated April, 28, 2000, except as to Note 19 which is as of May 3, 2000, relating to the financial statements, which appears in the Current Report on Form 8-K of The Earthgrains Company dated May 31, 2000.



/s/ PRICEWATERHOUSECOOPERS LLP
Pricewaterhouse Coopers, LLP

St. Louis, Missouri
December 20, 2000


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